Exhibit 99(d)

(i) Class A-1 Certificates received distributions of principal in the aggregate amount of $3,017,997.78 in 1997. No other Class received any distributions of principal in 1997.

(ii) All Classes received distributions of interest in 1997.

(iii) Aggregate collections on the mortgage loans for 1997  $32,122,371.42

(iv) No delinquency advances were made in 1997.

(vii) No mortgage loan was delinquent in 1997

(ix)  Same as (ii) above.

(x) Same as (ii) above.

(xiv) The Trust Fund suffered no losses or additional expenses in 1997.

(xvii)


       Master Servicer Compensation for                  $688,588.06
       1997 (including fees paid to
       primary servicers)

       Special Servicer Compensation for                          $0
       1997